Exhibit 5.2

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. 0. BOX 2508
CINCINNATI, OH45201

Date: JUN 07 2013	Employer Identification Number:
56-0905940
RUDDICK CORPORATION	DLN:
C/0 JOEL A. DANIELS	201089063
Person to Contact:
OGLETREE DEAKINS NASH SMOAK STEWART	RUDOLPH A BOLDREGHINI	ID# 31070
300 N. MAIN STREET	Contact Telephone Number:
GREENVILLE, SC 29601	(513) 263-3967
Plan Name:
RUDDICK RETIREMENT AND SAVINGS PLAN

Plan Number: 003

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.

This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2016. This letter considered the 2009 Cumulative List of Changes in Plan Qualification Requirements.

This determination letter is applicable for the amendment(s) executed

Letter 2002 (DO/CG)

on 12/8/10 & 6/11/10.

This determination letter is also applicable for the amendment(s) dated on 2/17/10 & 8/13/09.

This determination letter is also applicable for the amendment(s) dated on 5/13/09 & 3/23/09.

This letter supersedes our letter dated on or about July 26, 2012.

The information on the enclosed addendum is an integral part of this determination.  Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely,

Andrew E. Zuckerman
Director, EP Rulings & Agreements

Enclosures:

Publication 794

Addendum

This determination also applies to plan amendments dated 12/11/08, 9/23/08, 5/30/08, 12/21/07, 12/18/06, 12/1/05, 9/30/05, 2/25/05 and 6/10/05; and trust amendments dated 4/15/08 and 4/20/06.